UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 28, 2006

HEWITT ASSOCIATES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31351	47-0851756
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Half Day Road, Lincolnshire, Illinois	60069
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code: (847) 295-5000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01. Other Events.

The Company has been informed by the Stockholders’ Committee (“Committee”) administering the Stockholders’ Agreement dated July 1, 2003 (“Agreement”) that a majority-in-interest of the parties to the Agreement have approved its termination and to discontinue the block voting procedures applicable to the Class B shares held by the parties to the Agreement.

The Committee has indicated that as a result of the termination of the Agreement, it will direct the Company’s transfer agent to convert all Class B and Class C shares of the Company to Class A shares thereby eliminating the block voting provisions in the Company’s Certificate of Incorporation. As a result, the voting rights of all stockholders of the Company will be identical. The conversion is expected to be effective within the next ten days.

The Committee is independent of both the management of the Company and its Board of Directors and neither management nor the Company’s Board of Directors had approval rights over the proposed actions of the Committee nor was the approval of the Company required to terminate the Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEWITT ASSOCIATES, INC.

By:	/s/ John M. Ryan
Name:	John M. Ryan
Title:	Senior Vice President and Chief Legal Officer

Date: July 28, 2006

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